TELEPHONE SCRIPT FOR SOLICITING PROXIES FROM SPONSORS OF
 PLANS THAT HOLD SHARES OF THE GEORGE PUTNAM FUND OF BOSTON
      BUT DO NOT PASS-THROUGH VOTING OF SHARES TO PLAN
                        PARTICIPANTS


PUTNAM
REPRESENTATIVE:     Hello, my name is (name), and I have
                    been asked to call you today in a
                    different capacity, on behalf of The
                    George Putnam Fund of Boston, regarding
                    the proxy statement recently sent to
                    (NAME OF COMPANY), as sponsoring
                    employer of the (NAME OF PLAN). Did you receive these materials?

PLAN SPONSOR:            (If the response is "yes," proceed
                    as indicated below. If the the response is "no," inform them that proxy materials will be re-sent to them and discontinue the call).

                                   (If the response is "no",
                    confirm proper mailing address and
                    appropriate contact for proxy
                    materials.)

PUTNAM
REPRESENTATIVE:     As the proxy materials state, the fund
                    is requesting approval of several
                    proposals from shareholders, such as the (NAME OF PLAN). One of the proposals involves a new management contract, which would increase the management fees paid by the fund to Putnam Management for the first time since 1988. The management fees currently paid by the fund are lower than those paid to many managers of competitive funds. Based on net assets of the fund as of this past
                    January 31, the proposal would result in an increase of 20 cents in annual expenses for each $100 invested in the fund.

                                   As is explained in the
                    proxy materials, management fees pay
                    Putnam Management for the services it
                    provides in conducting the day-to-day
                    investment operations of your fund.
                    These include

                                             - providing the
                         personnel, equipment, and office
                         facilities needed to manage the
                         fund's investment portfolio,
                                        - determining the
                    fund's daily net asset value,
                                        - maintaining the
                    accounts and records of the fund,
                                        - preparing
                    shareholder reports,
                                        - complying with
                    regulatory requirements, and
                                        - generally
                    administering the fund's affairs.

                                   The proposed increase has
                    been approved by the fund's trustees as
                    being fair and reasonable and in the
                    best interests of the fund's
                    shareholders.

                                   Do you have any questions
                    about the proposed increase, or the
                    proxy materials which I could address?

                                   (LIMIT INFORMATION GIVEN
                    IN RESPONSE TO THAT CONTAINED IN THE
                    PROXY STATEMENT)